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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of our report dated February 1, 2000, except as to Note 17, which is as of February 25, 2000 relating to the financial statements of GlobeSpan, Inc. (GlobeSpan), which appears in GlobeSpan's Annual Report on Form 10-K for the year ended December
31, 1999. We also consent to the incorporation by reference in this Post-Effective Amendment No. 1 of our report dated January 14, 2000, except as to Note 10 which is as of February 25, 2000 relating to the financial statements of Ficon Technology, Inc., which appears in GlobeSpan's Form 8-K dated April 14, 2000.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Florham Park, New Jersey

February 2, 2001